CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Northern Lights Variable Trust. Such references appear in the TOPS Managed Risk Flex ETF Portfolio’s Statement of Additional Information under the headings “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm.”

BBD, LLP

Philadelphia, Pennsylvania

May 22, 2013